QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

MEMORANDUM
TO:	Directors and Executive Officers of OncoGenex Pharmaceuticals, Inc.
FROM:	Stephen Anderson, Chief Financial Officer
DATE:	December 18, 2008
RE:	Trading Blackout in the Company's Common Stock

        OncoGenex Pharmaceuticals, Inc. (the "Company") has decided to amend and restate the Sonus Pharmaceuticals, Inc. 401(k) Profit Sharing Plan and Trust (the "Plan") onto a plan document provided by Fidelity Investments, with Fidelity Investments serving as Trustee for the restated plan. The provisions of the restated Plan (which will be renamed) will be substantially the same as currently reflected in the Plan; provided, however, that different investment options will be available than those currently offered. Specifically, the Plan will not offer securities of the Company as an investment option.

        As a result of these changes, the participants in the Plan will be subject to a blackout period. The blackout period is expected to begin on January 11, 2009 and end on March 8, 2009 (the "Blackout Period"). During the Blackout Period, participants in the Plan will be unable to access their Plan accounts to direct or diversify their investments, or obtain a loan or distribution from the Plan. Additionally, because the Company's Common Stock is one of the investment vehicles under the Plan, the Sarbanes-Oxley Act of 2002 and Regulation BTR will prohibit you, during the Blackout Period, from directly or indirectly purchasing, selling or otherwise acquiring or transferring any Common Stock or other equity or derivative security of the Company acquired in connection with your service or employment as a director or executive officer of the Company. All shares held by you are presumed to be acquired in connection with your service or employment as a director or executive officer of the Company.

        Any profit you realize from any non-exempt transaction involving Common Stock during the Blackout Period will be recoverable by the Company. In addition, you will be subject to civil and criminal penalties if you violate the Blackout Period restrictions. You should not engage in any transaction in Common Stock during the Blackout Period. Accordingly, during the Blackout Period, you may not purchase, sell or otherwise acquire or transfer any Common Stock or exercise any stock options.

        After completion of the Blackout Period, you will be permitted to trade in the Company's Common Stock, subject to compliance with the Company's insider trading policies.

        If you have any questions concerning this notice, please contact:

  Stephen Anderson, Chief Financial Officer
  OncoGenex Pharmaceuticals, Inc.
  1522 217th Place SE, Suite 100
  Bothell, Washington 98021
  (604) 736-3678

QuickLinks

  EXHIBIT 99.1